Exhibit 99.1

REVA Releases Positive Data for Fantom at TCT

Sydney, Australia and San Diego, California (Tuesday, 1 November 2016 AEDT) –REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) is pleased to announce that it released final six-month safety data on the complete patient population enrolled in the FANTOM II clinical trial at the Transcatheter Cardiovascular Therapeutics (“TCT”) conference today. Dr. Alexandre Abizaid, co-principal investigator for the trial and Director of Invasive Cardiology at Institute Dante Pazzanese of Cardiology in Sao Paulo, Brazil, presented the data during TCT’s First Report Investigations.

The FANTOM II trial is evaluating the safety and performance of the Company’s Fantom® sirolimus-eluting bioresorbable scaffold (“BRS”), a second generation BRS designed to overcome the limitations of first-generation scaffolds that are currently used worldwide. The trial enrolled a total of 240 patients, in two Cohorts, between March 2015 and March 2016. REVA previously reported a Major Adverse Cardiac Events (“MACE”) rate of 2.56% for 117 patients enrolled in Cohort A of the trial. The 123 patients enrolled in Cohort B have now completed their six-month clinical assessment; the combined MACE rate for the entire patient population through six months is 2.1%. Additionally, the clinical data showed a final in-scaffold LLL for patients in Cohort A of 0.25mm (±0.40 mm) and an in-segment LLL of 0.17 mm (±0.34 mm), which compare favorably to the rates of commercially available competitive bioresorbable scaffolds and drug-eluting stents.

“The low MACE rate reported for the 240 patients treated with Fantom demonstrates a strong safety profile through this time point,” stated Dr. Abizaid. “We look forward to seeing the longer-term data as these patients continue their imaging and clinical assessments through five years.”

Also today, Jo Simonsen, research fellow from Aarhus University Hospital, Skejby in Denmark, presented six-month Optical Coherence Tomography (“OCT”) results on a sub-set of patients from the trial. The OCT imaging results in 73 Cohort A patients treated with Fantom demonstrated continued vessel patency and promising healing results with 98% strut coverage at six months.

The First Report Investigation and OCT presentation materials delivered at the conference are attached hereto. These presentation materials are also available in the Investor Relations section of REVA’s website at www.revamedical.com and are being filed with the U.S. Securities and Exchange Commission.

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111     •     +1 (858) 966-3000     •     +1 (858) 966-3099 (FAX)     •     www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000     •     +61 2 9237 2800

ARBN 146 505 777     •     REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability

About REVA

REVA is a clinical stage medical device company located in San Diego, California, USA, that is working to commercialize its proprietary bioresorbable scaffolds, as an alternative to metal stents, to treat coronary artery disease. Scaffolds provide restoration of blood flow, support the artery through the healing process, then disappear (or “resorb”) from the body over a period of time. This resorption allows the return of natural movement and function of the artery, a result not attainable with permanent metal stents. The Company’s Fantom® scaffold has been designed to offer an ideal balance of thinness and strength, with distinct ease-of-use features including complete scaffold visibility under x-ray, expansion with one continuous inflation, and no procedural time limitations. REVA will require regulatory approval before it can commercialize Fantom or any other product.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management's beliefs, assumptions and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, are forward-looking statements, such as those statements regarding our ability to obtain regulatory approvals, timely and successfully complete our clinical trials, protect our intellectual property position, commercialize our products if and when approved, develop and commercialize new products, recruit and retain our key personnel, and estimates regarding our capital requirements and financial performance. You should not place undue reliance on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause our actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the "Risk Factors" section of our Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on March 10, 2016, and as may be updated in our periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States	Australia	Australia
Investor & Media Enquiries:	Investor Enquiries:	Media Enquiries:
REVA Medical, Inc.	Inteq Limited	Buchan Consulting
Cheryl Liberatore	Kim Jacobs	Rebecca Wilson
Director, Communications	+61 438 217 279	+61 3 9866 4722
+1 858-966-3045	Andrew Cohen
+61 408 333 452

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800

ARBN 146 505 777 • REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability